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                                                            Exhibits 5 and 23.2










                        Taft, Stettinius & Hollister LLP
                              1800 Star Bank Center
                                425 Walnut Street
                             Cincinnati, Ohio 45202



                                  June 9, 1998



Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

           Re:     Gibson Greetings, Inc.
                   1996 Nonemployee Director Stock Plan and Individual Stock Option Plan
                   ---------------------------------------------------

Dear Sir or Madam:

           We have acted as counsel for Gibson Greetings, Inc., a Delaware corporation (the "Company"), in connection with the registration of 75,810 shares of the Company's common stock, $.01 par value (the "Shares"), which may be issued under its 1996 Nonemployee Director Stock Plan and under an Individual Stock Option Plan (the "Plans"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the Shares which may be issued and sold pursuant to the Plans will be, when issued in accordance with the terms of the Plans, duly authorized, validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of the Shares.



                                                TAFT, STETTINIUS & HOLLISTER LLP